033 Putnam American Government Income Fund
3/31/06 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2006, Putnam Management has
assumed $4,192 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	$13,895
Class B	    896
Class C	     61

72DD2 (000s omitted)
Class M        $37
Class R   	 1
Class Y       223

73A1
Class A   $0.162
Class B   0.128
Class C   0.129

73A2
Class M   $0.150
Class R   0.155
Class Y   0.174

74U1 (000s omitted)
Class A	82,742
Class B	 6,078
Class C      446

74U2 (000s omitted)
Class M      231
Class R        5
Class Y    1,034

74V1
Class A	8.77
Class B	8.72
Class C	8.75

74V2
Class M	8.81
Class R   8.77
Class Y   8.76